THE WELLCARE MANAGEMENT GROUP, INC. AND SUBSIDIARIES
               COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                      (in thousands, except per share data)
                                   (unaudited)

                                           THREE MONTHS ENDED MARCH 31,
                                         ---------------------------------
                                            1999                1998
                                            ----                ----

Loss before income taxes                 $ (3,014)           $ (1,218)
Income taxes                                   --                  --
                                         --------            --------

Net Loss                                 $ (3,014)           $ (1,218)
                                         ========            ========


LOSS PER SHARE - BASIC                   $  (0.40)           $  (0.19)
                                         ========            ========
Weighted average shares of
 common stock outstanding                   7,549               6,299
                                         ========            ========


LOSS PER SHARE - DILUTED                 $  (0.40)          $  (0.19)
                                         ========            ========
Weighted average shares of common
 stock and common stock equivalents         Not                 Not
  outstanding                            Applicable          Applicable